EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
Aeroquip-Vickers, Inc.
(In thousands, except per share data)
                                               Three Months Ended
                                                    March 31
                                           --------------------------
                                               1997          1996
                                            ----------    ----------
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding                      27,974        28,755
Assumed conversion of the 6%
 convertible debentures                             --         1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price                 141            47
                                             ---------    ----------
Average shares of common stock
 and common stock equivalents
 outstanding                                    28,115        30,707
                                            ==========    ==========

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                                  $    5,694    $   24,415
After-tax equivalent of interest expense
 on the 6% convertible debentures                   --           930
                                            ----------    ----------
Income attributable to common stock         $    5,694    $   25,345
                                            ==========    ==========


Net Income per Share                        $      .20    $      .83
                                            ==========    ==========



Note A - Net income per share for the 1996 first quarter was computed using the average number of shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares and net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures. In the 1997 first quarter, the assumed conversion of the 6% convertible debentures was not included in average shares outstanding because the effect of the inclusion would have been anti-dilutive.


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